Exhibit 99.2

© 2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. Acquisition of Sage Therapeutics, Inc. June 16, 2025

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 2 This presentation and other matters discussed today or answers that may be given to questions asked include forward - looking statements within the meaning of the federal securities laws. These statements, among other things, relate to Supernus’ busin ess strategy, goals and expectations concerning its product candidates, ability to integrate the acquired portfolio into its infr ast ructure, future operations, prospects, plans and objectives of management. The words “anticipate”, “believe”, “could”, “estimate”, “ex pec t”, “intend”, “may”, “plan”, “predict“, “project”, “will“, and similar terms and phrases are used to identify forward - looking statem ents in this presentation. Supernus’ operations involve risks and uncertainties, many of which are outside of its control, including the potential impact of COVID - 19, and any one of which, or a combination of which, could materially affect its results of operations and whether the forward - looking statements ultimately prove to be correct. Supernus assumes no obligation to update any forward - looking statements except as required by applicable law. Supernus has filed with the U.S. Securities and Exchange Commission (SEC) reports and other documents required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Before you purchase any Supernus securities, you should read such reports and other documents to obtain more complete information about the company’s operations and business and the risks and uncertainties that it faces in implementing its business plan. You may get these documents for free by visiting EDG AR on the SEC website at http://www.sec.gov . Safe Harbor Statement

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 3 Jack Khattar President and CEO Timothy Dec Senior Vice President, CFO Bryan Roecklein, Ph.D Senior Vice President, Corporate Development Jonathan Rubin, M.D., MBA Senior Vice President, Research and Development, Chief Medical Officer Participants

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 4 Financial Overview of Transaction & Timeline Notes: 1. Calendar year net sales for the Biogen reported portion of U.S. ZURZUVAE® net sales recorded by Supernus 2. First commercial sale to a third - party customer after regulatory approval for major depressive disorder (MDD) Purchase Price Financial Considerations Timing & Integration ▪ Offer price of $8.50 per share in cash at closing ▪ One non - tradable contingent value right for up to $3.50 per share payable as follows: ‒ $1.00 per share if ZURZUVAE U.S. net sales 1 reach $250M or more by YE 2027 ‒ $1.00 per share if ZURZUVAE U.S. net sales 1 reach $300M or more by YE 2028 ‒ $1.00 per share if ZURZUVAE U.S. net sales 1 reach $375M or more by YE 2030 ‒ $0.50 per share at commercialization 2 in Japan by June 30, 2026 ▪ Equity value of $561M at closing and total potential value of up to approx. $795M ▪ Immediate diversification of revenue and acceleration of topline growth ▪ Significantly accretive to adjusted operating income (non - GAAP), operating income, and EPS in 2026 ▪ Strong fit with existing Supernus infrastructure yields up to $200M in potential synergies on an annual basis ▪ Financed through cash on balance sheet; strong pro forma balance sheet ▪ Expected to close in Q3 2025 ▪ Working closely with Sage on transition and integration planning to ensure continued success ▪ Sage commercial infrastructure plays a key role to sustaining launch momentum and expanding reach to additional prescribers

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 5 Expansion of Our Innovative Psychiatry Portfolio Strengthens Leading Psychiatry Portfolio New Growth Catalyst Diversifies and Increases Revenue Base and Cash Flow Synergies from Overlap with Existing Infrastructure Strengthens Internal R&D Discovery Capabilities ▪ Executes on our strategic direction to expand our leading position in neuropsychiatry ▪ Adds innovative commercial asset to our specialty psychiatry portfolio ▪ Strong ZURZUVAE launch and continued momentum inflects Supernus topline growth ▪ Expands reach into new channels (OBGYN) ▪ Immediately diversifies product portfolio and provides a new, long - term growth driver ▪ Significantly accretive to 2026 adjusted operating income (non - GAAP), operating income, and EPS ▪ Meaningful cost synergies of up to $200M on an annual basis ▪ Supernus well positioned to execute alongside Biogen, Inc. ▪ Augments Supernus CNS discovery platforms and expertise

ZURZUVAE is the First & Only Oral Treatment Specifically Indicated for the Treatment of Women with PPD

ZURZUVAE®
(zuranolone) capsules CIV
20 mg • 25 mg • 30 mg

Potential for Rapid & Sustained Improvement

- In the SKYLARK and ROBIN Studies, an improvement in depressive symptoms vs. placebo was seen with a 14-day treatment course as early as day 3 and maintained at day 45

14-day Treatment Course

- In the SKYLARK and ROBIN Studies, a statistically significant improvement in depressive symptoms vs placebo was seen at day 15 following a 14-day treatment course

Flexible Approach

- In clinical trials, ZURZUVAE was studied for use alone or as an adjunct to oral antidepressant therapy in the treatment of women with PPD

Novel MOA & Class

- ZURZUVAE is neuroactive steroid $GABA_A$ receptor positive modulator with an MOA thought to be related to its positive allosteric modulation of $GABA_A$ receptors

Safety-related Information

- ZURZUVAE may decrease awareness and alertness, which can affect a person's ability to drive safely. The most common adverse reactions (incidence ≥5% and greater than placebo) are somnolence, dizziness, diarrhea, fatigue, nasopharyngitis, and urinary tract infection. See boxed warning and warnings & precautions for additional safety information

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved.

Supernus® Pharmaceuticals

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©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 7 PPD Poses a Substantial Burden to Patients and Their Families The COVID - 19 Pandemic had a significant effect on perinatal mental health outcomes 12 - 14 The economic burden associated with perinatal depression is vast and impacts patients, their families, employers, and health care payers 10 - 11 Mothers with perinatal depression often face significant challenges with functioning and infant - bonding 7 - 9 Perinatal depression is inconsistently diagnosed and may be an undertreated condition 1, 4 - 6 PPD symptoms are one of the most common complications of pregnancy and childbirth 1, 3 2023 PPD MARKET – TREATMENT CASCADE 15 ~ 500K ~175K ~100K New women with Symptoms of PPD Diagnosed Rx Treated ~40% with symptoms are diagnosed ~60% of diagnosed are Rx treated 1. Bauman BL, Ko JY, Cox S, D’Angelo Mph DV, Warner L, Folger S, Tevendale HD, Coy KC, Harrison L, Barfield WD. Vital Signs: Pos tpartum Depressive Symptoms and Provider Discussions About Perinatal Depression — United States. Morb Mortal Wkly Rep. 2020; 69(19):575 - 58 2. Centers for Disease Control and Prevention. National Vital Statistics Report. Volume 70, Number 17; February 7, 2022. https://www.cdc.gov/nchs/data/nvsr/nvsr 70/ nvsr70 - 17.pdf. 3. Screening and diagnosis of mental health conditions during pregnancy and postpartum. Clinical Practice Guidel ine No. 4. American College of Obstetricians and Gynecologists. Obstet Gynecol 2023;141:1232 - 61. 4. Ukatu N, et al. Psychosomatics. 2018;59(3):211 - 219. 5. Wang Z, et al. Transl Psychiatry. 202 1;11(1):543. 6. Fonseca A, et al. J Affect Disord. 2020;274:167 - 173. 7. American Psychiatric Association. Depressive disorders. In: Diagnostic and Statistical Manual of Mental Disorders. 5th ed, text revision. American Psychiatric Association; 2022. 8. Saharoy R, Potdukhe A, Wanjari M, Taksande AB. Postpartum depressio n a nd maternal care: exploring the complex effects on mothers and infants. Cureus. 2023;15(7):e41381. 9. Slomian J, Honvo G, Emo nts P, Reginster JY, Bruyère O. Consequences of maternal postpartum depression: a systematic review of maternal and infant outcomes. Womens Health. 2019;15:1745506519844044. 10. Eppe rso n CN et al. Curr Med Res & Opinion. 2020;36(10):1707 - 1716 11. Moore - Simas TA et al. J Med Economics. 2020; 23(2):174 - 183. 12. Farewell CV, Jewell J, Walls J, Leiferman JA. A mixed - methods pilot study of perinatal risk and resilience during COVID - 19. J Prim Care Community Health. 2020;11:2150132720944074. 13 . Liu CH EC, Mittal L. Risk factors for depression, anxiety, and PTSD symptoms in perinatal women during the COVID - 19 pandemic. Psychiatry Res. 2021;295:113552. 14. Gustafsson HC, Young AS, Doyle O, et al. Trajectories of perinatal depressive symptoms in the context of the COVID - 19 pandemic. Child Dev. Sep 2021;92(5):e749 - e763. 15. Sage / Biogen HEOR Claims Analysis PPD PREVALANCE Estimated that about 1 in 8 women with a recent live birth experiences symptoms of PPD, or roughly ~500K women a year 1 - 2

Successful Launch Provides Foundation for Continued Momentum and Accelerated Growth

ZURZUVAE U.S. Collaboration Revenue Since Launch

50% of collaboration revenue reported by Biogen shown
$ in millions



123% YoY Growth
21% QoQ Growth
$0.8
$6.2
$7.4
$11.0
$11.4
$13.8
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025

U.S. Joint Commercialization

- Joint commercialization in the U.S. in collaboration with Biogen
- Supernus to receive 50% of the U.S. net revenues reported by Biogen
- Supernus and Biogen will share certain U.S. operating expenses

Ex-U.S. Collaborations

- Partnerships with Biogen and Shionogi
  - NDA submitted in Japan for MDD in September 2024
  - Filings under review in EU, U.K. and Canada
- Supernus eligible to receive milestones and royalties on partner ex-U.S. net sales

Successful Launch Foundation

- First and only branded oral treatment for PPD; becoming established as the first choice treatment post-delivery
- Strong awareness of ZURZUVAE among OBGYNs and psychiatrists
- Growing PPD diagnosis and treatment rates
- Recently expanded sales force and promotional efforts increasing utilization and revenue in 2025
- Continued growth of ZURZUVAE new prescribers; 20% increase in writers in Q1 2025
- ~95% of lives covered have favorable or acceptable path to coverage across Commercial/Medicaid with a vast majority covered in PPD with no steps/no complex PAs
- Patient testimonials have been positive and consistent with ZURZUVAE clinical profile in PPD
- Media attention and public interest has increased awareness and reduced the stigma of PPD

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved.

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©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 9 Supernus Optimally Positioned to Execute Commercially While Potentially Expanding the Opportunity Psychiatry PCP OBGYN Build upon successful launch strategy with strong penetration in OBGYN prescribers while expanding reach to additional prescribers based on existing relationships with Psychiatrists Track - record of successful commercial execution and product integration Establish ZURZUVAE as the first choice for women with PPD Expand PPD awareness, diagnosis, and treatment Enhance commercial reach across all channels Encourage and normalize PPD patient dialogue Continue to deliver positive patient experience

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 10 Building for the Long - Term with Four Growth Drivers PARKINSON’S PSYCHIATRY / OBGYN With this transaction 4 4 4 4 4 Launched April 2025 4 4 4 4 4 Historical Net Revenue Historical Net Revenue $ in millions $ in millions ZURZUVAE presents a new growth product with significant potential and will further diversify Supernus’ revenue and cash flow

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 11 Expansion of Leading Pipeline of CNS and Psychiatry Programs for Sustained Innovation and Growth Commercial Portfolio Pipeline Approved Phase III Phase II Phase I Preclinical Discovery Indication Product Epilepsy SPN - 817 Depression SPN - 820 ADHD/CNS SPN - 443 CNS SPN - 446 PPD (EU) Zuranolone MDD (Japan) Supernus continues to evaluate potential of Sage’s pipeline programs and assess development strategy With this transaction

© 2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. Four Growth Drivers & Diversified CNS Portfolio Qelbree ® , ONAPGO , ZURZUVAE ® , GOCOVRI ® Innovative Pipeline in CNS Positioned For Long - Term Growth 12

© 2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. Q&A 13

© 2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. Appendix 14

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 15 Additional Information About the Tender Offer and Where to Find it • The tender offer for the outstanding common stock of Sage Therapeutics, Inc. (“Sage”) has not been commenced. This presentation does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Sage securities. At the time the tender offer is commenced, Supernus Pharmaceuticals, Inc. (“Supernus”) and Saphire Inc., a direct wholly owned subsidiary of Supernus (“Purchaser”), will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase) with the Securities and Exchange Commission (the “SEC”) and thereafter, Sage will file a Solicitation/Recommendation Statement on Schedule 14D - 9 with the SEC, in each case, with respect to the tender offer. The solicitation and offer by Supernus to purchase shares of Sage common stock will only be made pursuant to such Offer to Purchase and related materials. Once filed, investors and security holders are urged to read these materials (including the Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully since they will contain important information that Sage investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and Sage investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Supernus, Purchaser and Sage with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Supernus and Purchaser file with the SEC will be made available to all investors and security holders of Sage free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by (i) Supernus under the “Investor Relations” section of Supernus’s website at https://www.supernus.com and (ii) by Sage under the Sage under the “Investors & Media” section of Sage’s website at https://www.sagerx.com/.

©2025 Supernus Pharmaceuticals, Inc. All Rights Reserved. 16 Prescribing Information for ZURZUVAE U.S. Prescribing Information Indication • ZURZUVAE is indicated for the treatment of adults with postpartum depression (PPD) Dosing and Administration • 50 mg taken orally once daily in the evening for 14 days with fat - containing food • Dosage may be reduced to 40mg once daily if CNS depressant effects occur with the 14 - day period • Can be used alone or as an adjunct to oral antidepressant therapy Available Dose Strengths • 20 mg, 25 mg and 30 mg capsules Contraindications • None Important Safety Information ZURZUVAE may cause serious side effects, including decreased awareness and alertness, which can affect your ability to drive safely or safely do other dangerous activities. Do not drive, operate machinery, or do other dangerous activities until at least 12 hours after taking each dose. You may not be able to tell on your own if you can drive safely or tell how much ZURZUVAE is affecting you. ZURZUVAE may cause central nervous system (CNS) depressant effects including sleepiness, drowsiness, slow thinking, dizziness, confusion, and trouble walking. Taking alcohol, other medicines that cause CNS depressant effects such as benzodiazepines, or opioids while taking ZURZUVAE can make these symptoms worse and may also cause trouble breathing. ZURZUVAE is a federally controlled substance schedule IV because it contains zuranolone, which can be abused or lead to dependence. Tell your healthcare provider right away if you become pregnant or plan to become pregnant during treatment with ZURZUVAE. You should use effective birth control (contraception) during treatment with ZURZUVAE and for 1 week after the final dose. ZURZUVAE and other antidepressant medicines may increase the risk of suicidal thoughts and actions in people 24 years of age and younger. ZURZUVAE is not for use in children. The most common side effects of ZURZUVAE include sleepiness or drowsiness, dizziness, common cold, diarrhea, feeling tired, weak, or having no energy, and urinary tract infection. Please refer to the U.S. Prescribing Information for ZURZUVAE ( https://documents.sage - biogen.com/us/zurzuvae/pi.pdf )